Exhibit 99.1

EMMAUS LIFE SCIENCES ANNOUNCES HIRING OF NEW ENDARI® PRODUCT MANAGER

Torrance CA, July 3, 2019 - Emmaus Life Sciences, Inc. (“Emmaus”), a leader in sickle cell disease treatment, announced today the hiring of Michael Schwarz as its new Product Manager for Endari®. Mr. Schwarz has more than 15 years of experience in the commercialization of specialty medicines and other therapies for treating rare diseases. He has played an integral part in establishing sales process infrastructure and contributed in key leadership roles in the launches and commercial expansion of international brand medicines. Mr. Schwarz joins Emmaus from Novartis Pharmaceuticals, where he helped lead the implementation of Car-T therapy for hematological malignancies and was responsible for supporting hematology, HIV and HBV franchises.

“We are very pleased to have Mike join us,” said Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus. “His proven commercialization talents and experience in the pharmaceutical industry will bring new and complementary skill sets to Emmaus as we continue to expand in the sickle cell disease sector along with developments in new areas.”

About Sickle Cell Disease

Sickle cell disease is an inherited blood disorder characterized by the production of an altered form of hemoglobin which polymerizes and becomes fibrous, causing red blood cells to become rigid and change form so that they appear sickle shaped instead of soft and rounded. Patients with sickle cell disease suffer from debilitating episodes of sickle cell crises, which occur when the rigid, adhesive and inflexible red blood cells occlude blood vessels. Sickle cell crises cause excruciating pain as a result of insufficient oxygen being delivered to tissue, referred to as tissue ischemia, and inflammation. These events may lead to organ damage, stroke, pulmonary complications, skin ulceration, infection and a variety of other adverse outcomes. Sickle cell disease is a significant unmet medical need, affecting approximately one hundred thousand patients in the U.S. and millions worldwide, the majority of which are of African descent. An estimated 1-in-365 African-American children are born with sickle cell disease.

About Endari® (L-glutamine oral powder)

Indication

Endari is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari at: www.ENDARIrx.com/PI

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. For more information, please visit www.emmauslifesciences.com.

Proposed Business Combination Transaction

This release is deemed to be made in respect of the proposed business combination involving Emmaus Life Sciences, Inc. and MYnd Analytics, Inc. (“MYnd”). In connection with the proposed transaction, Emmaus and MYnd have filed documents with the U.S. Securities and Exchange Commission (SEC), including the filing by Emmaus of the definitive joint proxy statement/prospectus on Schedule 14A regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF EMMAUS AND MYND ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents at the SEC’s web site at www.sec.gov/edgar/searchedgar/companysearch.html or by contacting Emmaus Investor Relations or MYnd Investor Relations.

Emmaus, MYnd and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the joint proxy statement/prospectus described above.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-looking Statements

Certain statements in this release, including statements relating to the proposed business combination transaction, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon Emmaus’ expectations and beliefs regarding future events. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in Emmaus’ reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from the forward-looking statements: the inherent risks associated with human drug development, including the possibility that the study will be unsuccessful; the ability of Emmaus and MYnd to obtain the requisite approval of the proposed business combination transaction by their respective stockholders and meet other closing conditions to the transaction; delay in closing the transaction; the ability of MYnd to effect the proposed spin-off of its legacy business and assets; and possible adverse tax consequence of the proposed transaction. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking. The statements made in this release speak only as of the date stated herein, and subsequent events and developments may cause Emmaus’ expectations and beliefs to change. While Emmaus may elect to update these forward-looking statements, Emmaus specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing Emmaus’ views as of any date after the date stated herein.

Company Contact:

Joseph (Jay) C. Sherwood III

Chief Financial Officer

(310) 214-0065

jsherwood@emmauslifesciences.com

Media Contacts:

David Schull or Caroline Cunningham

Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com

caroline.cunningham@russopartnersllc.com